Exhibit 99.4

                      Press Release Dated February 6, 2003

News Release

For Immediate Release



                  Quintek Technologies, Inc. Announces New CFO

                           And a 29% Reduction in Debt

CAMARILLO, Calif. - (Feb. 6, 2003)--Quintek Technologies, Inc. (OTCBB: QTEK) announced the appointment of Andrew Haag as Chief Financial Officer. Mr. Haag has over 10 years experience in the brokerage and investment banking industry and has assisted numerous small public and private companies in securing more than $50 million in capital. He has been instrumental in taking companies from the seed financing stage, through initial public offerings and on to follow-on offerings.

The company also announced that current employees and previous management have agreed to convert all of their existing debt and back salaries into Series A Preferred Stock at twenty five cents a share ($0.25). The Series A Preferred Stock will have a liquidation preference over common stock and the same voting rights as common stock. These shares may become convertible into common stock at a later date on a one for one basis, pending the authorization of more shares. Management debt and back salaries had accounted for roughly 29% of all the outstanding debt of Quintek Technologies, Inc.

Robert Steele, Chairman and CEO of Quintek Technologies, commented, "Having Andrew Haag on board as CFO is a huge asset to our company. His experience with corporate financing issues and the capital markets will be a benefit to the company and all its shareholders." Mr. Steele continued, "We feel that the market for our products is far larger than the previous management team was able to address and we plan to aggressively move the company forward to meet the needs of this market."

Mr. Haag stated, "Building financial strength to support a solid growth plan is a core concentration in moving Quintek forward. The decision of our employees and previous management to convert into equity well above the current market price is a strong vote of confidence towards our plan of achieving this goal. I look forward to being of service to Quintek and its shareholders by helping this company become the dominant player in this industry. "

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About Quintek

Quintek is the only manufacturer of a desktop microfilm printer. The company currently sells hardware, software and services for printing large format drawings such as blueprints and CAD files (Computer Aided Design) directly to microfilm. Quintek does business in the content and document management services market, forecast by IDC to grow to $24 billion by 2006 at a combined annual growth rate of 44%. Quintek targets the aerospace, defense and AEC (Architecture, Engineering and Construction) industries.

Quintek's printers are patented, modern, chemical-free, desktop-sized units with an average sale price of $50,000. Competitive products for direct output of computer files to microfilm are more expensive, large, specialized devices that require constant replenishment and disposal of hazardous chemicals. .

CONTACT INFORMATION:

Corporate Web Site:         www.Quintek.com
Corporate Contact:          Andrew Haag                (805)-383-3914 ext. 14

IR Web Site:                www.TwoTrades.com
                            -----------------
IR Contact:                 QTEK_PR@TwoTrades.com       (888) 577-6898
                            ----------------------

"Safe-Harbor"  Statement Under the Private  Securities  Litigation Reform Act of
1995

This press release contains  forward-looking  information  within the meaning of
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), including statements regarding potential sales, the success of the company's business, as well as statements that include the word "believe" or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of Quintek to differ materially from those implied or expressed by such forward-looking statements. Such factors include, among others, the risk factors included in Quintek's Annual Report on Form 10-KSB for the fiscal year ended June 30, 2002 and any subsequent reports filed with the SEC under the Exchange Act. This press release speaks as of the date first set forth above and Quintek assumes no responsibility to update the information included herein for events occurring after the date hereof. Actual results could differ materially from those anticipated due to factors such as the lack of capital, timely development of products, inability to deliver products when ordered, inability of potential customers to pay for ordered products, and political and economic risks inherent in international trade.


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